EXHIBIT 10.2

PURCHASE AND SALE AGREEMENT

AND

ESCROW INSTRUCTIONS

Date:  November 08, 2006

Ref. No.  705 W. Dustman Street, Bluffton, Indiana 46714

THIS AGREEMENT is entered into by and between La Cometa Properties, Inc., (a wholly owned subsidiary of The Inventure Group, Inc.) an Arizona Corporation, or nominee,  hereinafter referred to as “Buyer” and Lincoln Estates, LLC a Delaware Limited Liability Company,  hereinafter referred to as “Seller”, for the purpose of setting forth the terms and conditions of the transaction described below.

The subject of the within agreement is the acquisition by Buyer of a 100% interest in and to the real property described as:

705 W. Dustman Street, City of Bluffton, County of Wells, State of Indiana

Tax Parcel Nos. :  0120986200;    0120974101;    0050320803

Legal Description attached hereto as Exhibit “A” (the “Property”).

PURCHASE PRICE:  The purchase price for the Property shall be Three Million  and 00/100 Dollars ($3,000,000.00), payable as follows:

Earnest Money Deposit with Escrow Holder:	$100,000.00
First Lien / New Loan — Conventional Financing	$2,400,000.00
Cash at Closing:	$500,000.00
Total Purchase Price:	$3,000,000.00

PROPERTY TAXES:  Any bonds and assessments that are associated with the Property and are collected with the property taxes shall be assumed by the Buyer.

TRANSFER OWNERSHIP:  Title to the Property shall be conveyed by Warranty Deed vested to:   La Cometa Properties, Inc., an Arizona Corporation, or assignee, subject only to those matters disclosed by the preliminary title report described below.

Title to any personal property shall be conveyed to Buyer by Bill of Sale on the Closing Date, free and clear of all encumbrances (except those approved by Buyer).  The price of said items shall be included in the Purchase Price for the Property and Buyer agrees to accept all such personal property in its “as is” condition.

ESCROW AGENT / TITLE INSURANCE:  The parties agree to open an escrow account with a mutually agreeable escrow agent for the County of Wells, State of Indiana.   The escrow agent shall deliver to Buyer and Seller a preliminary title report together with copies of all documents affecting Title.  Seller shall provide a CLTA Standard policy of title insurance for the Property, as Seller’s expense.  Buyer may elect to obtain additional ALTA coverage and endorsements at Buyer’s expense.  Title Insurance Company to be Seller’s choice.

CLOSE OF ESCROW:  The parties agree to close escrow on or before December 15, 2006.  It shall be a condition of closing that the title insurer shall be prepared to issue an owner’s policy of title insurance to Buyer consistent with the preliminary title report issued during the Inspection Period.  If the title insurer is not so prepared, Buyer may waive such requirement and close escrow without reduction in the purchase price, or may terminate this Agreement in which case Buyer’s earnest money deposit shall be returned and the parties shall have no further obligation hereunder.

DEED OF TRUST/PROMISSORY NOTE:  Buyer shall obtain a loan from U S Bank  for the purchase of the Property, which, when recorded, shall be a first lien against the Property, or Buyer may at Buyer’s election pay cash.

PERSONAL PROPERTY:  The purchase price set forth hereinabove does include personal property described in Exhibit “B” attached hereto and made a part hereof.

COSTS AND CHARGES:  Buyer agrees to pay the following costs and charges:  One-half of the escrow fee, recording fees, all fees and charges associated with obtaining the loan, all fees associated with its own due diligence efforts, fee for ALTA loan policy of title insurance, Buyer’s attorney fees.

Seller agrees to pay the following costs and charges:  One-half of the escrow fee,  documentary transfer tax, if applicable, fee for title insurance for standard coverage CLTA owner’s policy of  title insurance, Seller’s attorney fees.

PRO-RATIONS AND ADJUSTMENTS:  The Property is subject to a NNN (triple net) lease in which the lessee is responsible for paying the property taxes and premiums on hazard and liability insurance.  Buyer assumes all responsibility for any adjustment of property taxes that may be changed with a regular or supplemental tax bill delivered to Buyer after the closing date.  Rents shall be prorated as of close of escrow.  Security deposits, advance rentals, and the amount of any future lease credits shall be credited to Buyer.  Delinquent or unpaid rents, if any, shall be handled outside of escrow between Buyer and Seller.

HAZARD INSURANCE:  Buyer has the option of obtaining its own policy of hazard and liability insurance at Buyer’s expense.

LEASE/TENANTS:  Buyer shall have until the expiration of the Inspection Period (as defined below) to investigate the financial condition, business prospects and prospective continued

occupancy of any tenant of the Property.  Seller shall cooperate with Buyer and shall provide Buyer in writing with all such information in Seller’s possession, but shall not be responsible for any tenant’s refusal to provide such information.  Seller agrees to assign all of Seller’s interest and rights under the terms of the existing lease, and any amendments thereto, to Buyer.

“AS-IS CONDITION”:  The parties to this agreement hereby understand and acknowledge that Seller has not made any representations or warranties of any kind whatsoever, either express or implied, with respect to the Property or any such related matter, except as expressly set forth in this Agreement, and Buyer is acquiring the Property in an “As-Is” condition with faults.

Except as expressly set forth herein, Seller makes no representations or warranties with respect to the use and/or condition, including without limitation, the condition or safety of the Property and any improvements thereon, electrical, plumbing, heating, sewage, roof, insulation, air conditioning, if any, foundations and utilities, or that the same are in working order; the condition of the soils or groundwater of the Property and the presence or absence of toxic materials or hazardous substances on or under the Property; compliance with applicable statutes, laws, codes, ordinances, regulations or requirements relating to leasing, zoning, subdivision, planning, building, fire, safety, health or environmental matters, persons with disabilities; compliance with covenants, conditions and restrictions, whether or not of record; other local, municipal, regional, state or federal requirements, or other statutes, laws, codes, ordinances, regulations or requirements.

The closing of this transaction shall constitute an acknowledgement by Buyer that the Property was accepted without representation or warranty of any kind or nature and in an “As-Is” condition based solely on Buyer’s own inspection, except as otherwise expressly provided herein.

Buyer has conducted Buyer’s own investigation with regard to possible infestation and/or infection by wood-destroying pests or organisms and agrees to purchase the Property in its present condition.  Buyer acknowledges that Buyer is not relying upon any representations or warranties made by Seller regarding the presence or absence of such infestation or infection.

DUE DILIGENCE:  Buyer shall have until 3:00 p.m. on the 20th calendar day after the mutual execution of this Agreement to complete its review of the preliminary title report, due diligence and all inspections of the Property, including without limitation, information relative to utilities and services, zoning and land use, surveys, plans and engineering studies, hazardous materials and soil conditions (the “Inspection Period”).

In the event that Buyer requires additional time to complete its due diligence, and if Buyer desires to obtain an additional 20 calendar day extension of the Inspection Period, Buyer, on or before 3:00 p.m. on the 20th day from the mutual execution of this Agreement, will deposit into Escrow an Extension Fee of an additional $10,000.00 which will immediately become non-refundable to Buyer, earned by Seller, and will not apply to the Purchase Price.  Escrow Agent is hereby instructed to transfer said Extension Fee to Seller immediately.

In the event that Buyer terminates this Agreement before the expiration of the Inspection Period, if and as extended, Buyer’s earnest money deposit shall be refunded and neither party shall have any further obligation to the other by reason of this Agreement.

Seller agrees to provide to Buyer the items listed below within ten (10) calendar days following the opening date:

a.             All rental agreements, leases, service contracts, insurance policies, latest tax bills and other written agreements, written code violations or other notices which affect the Property;

b.             Copies of any documentation in possession of the Seller, and not otherwise protected by privacy agreements and/or rights, regarding the financial condition, business prospects or prospective continued occupancy of any tenant;

c.             Complete and current rent roll, including a schedule of all tenant deposits and fees;

d.             A written inventory of all items of personal property to be conveyed to Buyer and included as a part of the purchase price at the close of escrow;

e.             Any and all documents of any type or nature that in any way reference the existence of mold or mold-related problems with the Property;

f.              Any and all documents of any type or nature that in any way reference the existence of lead-based paint or lead-based paint problems with the Property;

g.             Any and all documents of any type or nature that in any way reference the existence of litigation affecting the Property;

h.             Any environmental reports, construction site plans, licenses or permits required of owners for operation of the Property; and

i.              Any existing surveys or environmental studies of the Property.

REPRESENTATIONS AND WARRANTIES/SELLER:  Seller makes the following representations and warranties which shall be true and correct as of the date hereof and the date of close of escrow (regardless of any investigations Buyer shall have made with respect thereto prior to the close of escrow) and which shall survive the close of escrow through the close of business on the date six (6) months after the close of escrow.  In the event that, during the period between the date hereof and the close of escrow, Seller learns, or has a reason to believe, that any of the following representations and warranties may cease to be true, Seller hereby covenants to give written notice thereof to Buyer as soon as is reasonably possible.

(a)           There are no claims, actions, suits, condemnation actions or other proceedings pending or to the best of Seller’s knowledge overtly threatened which could affect the Property, and Seller has not received notice of any currently uncured violation of any law, statute, government regulation, zoning ordinance, use permit, order, judgment or requirement, that in any manner or to any extent may materially affect the Property.

(b)           Except for the leases furnished to Buyer and except for the use of approximately 2.3 acres of the Property by Brian Tonner Farms, Inc., the Property is not subject to any contract, right of first refusal, option, lease or other possessary interest.

(c)           To the actual knowledge of Seller, (i) there exist no adverse claims or encroachments by any person or persons with respect to the Property, and (ii) no improvement on the Property encroaches an adjacent property or on any public easement or right-of-way.

(d)           To the best of Seller’s actual knowledge, the copies of the documents to be furnished to Buyer are true, correct and complete copies of authentic originals thereof, and no such documents have been knowingly withheld by Seller.

(e)           Seller is the owner of the Property and has full power and authority to enter into and perform this Agreement in accordance with its terms and there is no other person or entity who has an ownership interest in the Property.

(f)            The individual executing this Agreement on behalf of Seller is authorized to do so and, upon executing this Agreement, this Agreement shall be binding and enforceable upon Seller in accordance with its terms.

(g)           Seller has not received notice of any discharge of hazardous materials on, at or under the Property which would constitute a violation of any rule, regulation, law or order, or which requires remediation.  To the best of  Seller’s knowledge, there is not now and has never been an underground storage tank located on or under the Property.

REPRESENTATIONS AND WARRANTIES/BUYER: Buyer makes the following representations and warranties which shall be true and correct as of the date hereof and the date of the close of escrow.  In the event that during the period between the date hereof and the close of escrow, Buyer learns or has reason to believe that any of the following representations and warranties may cease to be true, Buyer hereby covenants to give written notice thereof to Seller as soon as is reasonably possible.

(a)          Buyer has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby.  All requisite action (corporate or otherwise) has been taken by Buyer in connection with the entering into this Agreement and the instruments referenced herein, and the consummation of the transactions contemplated hereby.  The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer and the officers of Buyer have the legal power, right, and actual authority to bind Buyer to the terms and conditions hereof and thereof.  This Agreement and all documents required hereby to be executed by Buyer are and shall be valid, legally binding obligations of and enforceable against Buyer in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium laws or similar laws or equitable principals affecting or limiting the rights of contracting parties generally.

CONTRACTS / MATERIAL CHANGES:  Seller shall not enter into any new leases or service or tenant contracts that cannot be cancelled with 30-days notice and without penalty.  Seller shall not make any material changes to the Property, do any act, or enter into any agreements of any kind that materially changes the value of the Property, the rights of the Buyer as they relate to the Property, or the condition of title to the Property.

RISK OF LOSS:  Risk of loss to the Property shall be borne by Seller until title has been conveyed to Buyer.  In the event that the improvements on the Property are destroyed or materially damaged between the Opening Date of this Agreement and the date title is conveyed to Buyer, Buyer shall have the option of demanding and receiving the entire earnest money deposit and being released from all obligations hereunder, or alternatively, taking such improvements as Seller can deliver together with an assignment of any casualty proceeds payable on account of such damage or destruction..  Upon Buyer’s physical inspection and approval of the Property, Seller shall maintain the Property through close of escrow in the same condition and repair as approved, reasonable wear and tear excepted.

DEFAULT:  In the event Buyer defaults hereunder and fails to cure said default within ten (10) days of written demand, Seller may terminate this Agreement in which case Buyer’s earnest money deposit shall be forfeited as Seller’s sole and exclusive remedy.  In the event Seller defaults hereunder and fails to cure said default within ten (10) days of written demand, Buyer may exercise any remedy available at law or in equity.

SUCCESSORS AND ASSIGNS:  This Agreement and any addenda hereto shall be binding upon and inure to the benefit of the heirs, successors, agents, representatives and assigns of the parties hereto.

ATTORNEY’S FEES:  In any litigation, arbitration or other legal proceedings which may arise between the parties hereto, the prevailing party shall be entitled to recover its costs, including costs of arbitration, and reasonable attorney’s fees in addition to any other relief to which such party may be entitled.

NOTICES:  All notices required or permitted hereunder shall be given to the parties in writing at their respective addresses as set forth below.  Should the date upon which any act required to be performed by this Agreement fall on a Saturday, Sunday or holiday, the time for performance shall be extended to the next business day.

GOVERNING LAW:  This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

AGENCY DISCLOSURE:  The parties acknowledge that they are not represented by any real estate agent or broker and that there will be no commissions paid to any party at the Closing of this transaction.

CLOSING DATE:  Closing of this transaction shall occur on or before December 15, 2006, or as soon as possible thereafter.

BUYER:

La Cometa Properties, Inc.,
an Arizona Corporation

By:
Name:	Date:
Title:
Address: 3500 S. La Cometa Drive, Goodyear, AZ 85338
Phone: (623) 932-6249

SELLER:

Lincoln Estates, LLC,
a Delaware Limited Liability Company

By:
Name: Larry R. Polhill	Date:
Title: Manager
Address: 7380 S. Eastern St., #150, Las Vegas, NV 89123
Phone: (702) 494-8878

EXHIBIT ‘A’

LEGAL DESCRIPTION

705 W. Dustman Street, Bluffton, IN 46714

TRACT 1:

A part of the southeast quarter of Section 28, Township 27 North, Range 12 East, Lancaster Township, Wells County, Indiana, beginning where the east right of way line of the Nickel Plate Railroad intersects the south line of said section; thence east on the section line a distance of 264 feet; thence north a distance of 200 feet; thence east a distance of 136 feet; thence north on a line parallel with the east line of said railroad right of way a distance of 700 feet; thence west to the east line of said railroad right of way a distance of 400 feet; thence south along the east line of said railroad right of way a distance of 900 feet to the place of beginning, containing approximately 7.65 acres, more or less.

TRACT 2:

Part of the south half of Section 28, Township 27 North, Range 12 East, Lancaster Township, Wells County, Indiana, and being more particularly described as follows:  Commencing at the point where the centerline of the Norfolk & Southern Railroad intersects with the centerline of State Road 116, which is also the south line of Section 28, Township 27 North, Range 12 East; thence east on and along said south line of Section 28, a distance of 468.0 feet to a point; thence in a northerly direction on the east property line of King property a distance of 200.0 feet to a steel rod for the place of beginning; thence west (which is parallel to the south line of said Section 28), a distance of 128.0 feet to a point; thence north (which is parallel to the east right-of-way line of the Norfolk & Southern Railroad) a distance of 700.0 feet to a point; thence west (which is parallel to the south line of said Section 28) a distance of 400.0 feet to a point on the east right-of-way line of the Norfolk & Southern Railroad; thence north on and along said east line of said railroad a distance of 200.0 feet to a point; thence east (which is parallel to the south line of Section 28) a distance of 528.0 feet to a point; thence south and parallel to the east right-of-way line of the Norfolk & Southern Railroad a distance of 900.0 feet to the place of beginning, containing 4.48 acres, more or less.

TRACT 3:

Part of the southeast quarter of Section 28, Township 27 North, Range 12 East, Lancaster Township, Wells County, Indiana, described as follows:  Starting at the southeast corner of said southeast quarter found per record witness; thence westerly 2,277.36 feet along the south lien of said southeast quarter to a P.K. nail set, which shall be the place of beginning; thence continuing westerly 132.0 feet along the south line of said southeast quarter to a P.K. nail set; thence northerly deflecting right 89 degrees 40 minutes, 200.0 feet to a pipe stake found; thence easterly, deflecting right 90 degrees 20 minutes, 132.0 feet parallel with the south line of said southeast quarter to a 5/8” rebar stake set; thence southerly, deflecting right 89 degrees 40 minutes, 200.0 feet to the place of beginning, containing 0.61 acres, more or less.

TRACT 4:

An easement, right of way and right of ingress and egress to and from, and for the purpose of constructing, inspecting, repairing, operating, changing the size of, in whole or in part, a tile drain, the following described land:

A part of the east half of the southwest quarter and of the west half of the southeast quarter of Section twenty-eight (28), Township twenty-seven (27) North, Range twelve (12) East, bounded and described as follows: Beginning at the intersection of the east right of way line of the Nickel Plate Railroad and the south section line of said Section 28, thence north along the east right-of-way line of said railroad right of way a distance of 1,100 feet, which shall be the place of beginning;  thence northerly along said east right-of-way line of said railroad approximately 800 feet ad to the center of an open ditch, thence easterly along the meanderings of said ditch to a point 50 feet at right angles east of said railroad right-of-way line, thence south and parallel to said east right-of-way line 800 feet and to the north line of the land described in Deed Record 125 on page 365 of the Wells County Records; thence westerly on said north line 50 feet to the place of beginning; which such easement, right-of-way and right is granted by that certain Right-of-Way Grant dated and recorded August 1, 1979 in Miscellaneous Book 50 Page 676 and that certain Right-of-Way Grant dated August 6, 1979 and recorded August 10, 1979 in Miscellaneous Book 50 Page 687, in the Wells County, Indiana Records (the south 200 feet of said Right-of-Way is excluded from this description as it is contained within the description of Tract 2 shown above).

NOTE:  The acreage indicated in the legal description is solely for the purpose of identifying the said tract and should not be construed as insuring the quantity of land.

EXHIBIT ‘B’

PERSONAL PROPERTY

[Fixtures to Property only.]